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                                                                    EXHIBIT 10.1


                       PLAN AND AGREEMENT FOR CONSTRUCTION
                          OF RESOURCES TO PROVIDE POWER
                            FOR FUTURE OPERATIONS OF
                         GOLDENDALE ALUMINUM COMPANY AND
                           NORTHWEST ALUMINUM COMPANY

BACKGROUND

      Golden Northwest Aluminum, Inc. ("GNA") is the parent company of Goldendale Aluminum Company ("GAC") and Northwest Aluminum Company ("NAC"). GAC and NAC own and operate aluminum smelters in Klickitat County, Washington (the "Goldendale Smelter") and Wasco County, Oregon, (the "Northwest Smelter" and, with Goldendale Smelter, the "Smelters"), respectively. The Smelters are significant sources of employment in, and contributors to the economic vitality of, their communities. Hourly employees at the Smelters are represented by the United Steel Workers of America ("USWA").

      Aluminum smelting is an energy-intensive operation. Full operation of the Goldendale Smelter requires 317 MW of electricity. Full operation of the Northwest Smelter requires 167 MW of electricity. These power requirements will increase significantly if and when the Smelters complete planned technological improvements.

      GAC and NAC have existing contracts to purchase power from the Bonneville Power Administration ("BPA") through September 30, 2001 (Contract Nos. 95MS-94854 and 95MS-94862) (the "Current BPA Contracts"). Effective October 1, 2001, BPA will supply electric power to GNA for use at the Goldendale and Northwest Smelters under a new Block Power Sales Agreement, Contract No. 00PB-12197 (Subscription Agreement) between BPA and GNA (the "2001 BPA Contract"). The 2001 BPA Contract expires September 30, 2006. After that date GNA, GAC and NAC will have no right to purchase electric power directly from BPA.

      The Current BPA Contracts supply only about 60 percent of the power requirements of the Smelters; the 2001 BPA Contract will supply less than half of their power requirements. The price of even this limited power supplied by BPA is uncertain, and may not permit aluminum production to be profitable. Unless GNA can obtain a reliable supply of low cost power, the survival of the company, the ability to service and retire its senior debt and subordinated notes, and the welfare of its employees and communities, may be in jeopardy.

      In recognition of this situation and the high current market price for electric power, GNA, GAC, NAC and BPA entered into a Remarketing Addendum, Contract No. 01PB-10758, to the Current BPA Contracts (the "Remarketing Agreement"). Under that Remarketing Agreement, GAC and NAC curtailed production at the Smelters and assisted BPA in remarketing the electric power which they had a right to purchase. In addition to operating costs, debt service and employment benefits of GNA, GAC and NAC, proceeds from the remarketing are also available for expenditures, pursuant to plans approved by USWA, for the

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planning, licensing, siting, acquisition and/or construction of conventional or renewable resources to provide power for future operation of the Smelters.

      Brett E. Wilcox ("Wilcox") is the sole shareholder and President of GNA. Wilcox has significant experience with the legal and business aspects of electrical power. Wilcox has identified opportunities to develop a diverse power generation system that would serve the Smelters. Some of these opportunities are projects already under development; others are in the planning stage. These projects (the "Power Projects") are:

      1. Goldendale Energy is a 248 MW value gas-fired combined cycle combustion turbine near Goldendale, WA, being developed by Goldendale Energy, Inc. ("GEI").

      2. Northwestern Wind Power is pursuing development of wind projects in Klickitat County, Washington, probably in a joint venture with Klickitat PUD, and in Sherman, Wasco and Umatilla Counties, Oregon, probably in cooperation with Bruce Morley.

      3. Summit/Westward Project is a 520 MW natural gas-fired combined cycle combustion turbine project on the Port Westward property adjacent to PGE's Beaver Plant near St. Helens, Oregon.

      4. The Clifts Project utilizes five GE LM6000 turbines and associated equipment to be sited at the Goldendale Smelter for commercial operation by February 2002. Power from these turbines will complement the wind generation, which is of intermittent character.

      Wilcox intends to pursue capital commitments to the Power Projects in a sequential manner and otherwise so as to optimize the use of remarketing proceeds designated for this purpose. If all of the Power Projects ultimately become developed as currently anticipated, the system would include 770 MW of base-load highly efficient gas-fired combined cycle combustion turbine capacity, 225 MW efficient `peaking' capacity and 300-600 MW capacity of intermittent wind generation. In the judgment of Wilcox, this package provides a way to serve the Smelters' loads long-term, enable GNA to earn substantial income that will offset the cyclical nature of the aluminum business and stabilize its operating performance, and provide GNA with both a long-term and reasonably liquid asset (dedicated power production and supply).

      GNA, GAC and NAC are parties to an Indenture, dated as of December 21, 1998, with U.S. Trust Company, National Association, Trustee, relating to $150,000,000 of First Mortgage Notes, a Credit Agreement dated as of December 21, 1998 with Fleet Bank, N.A. and the other lenders from time to time party thereto, and a Subordinated Note Purchase Agreement dated December 21, 1998 with Norsk Hydro U.S.A., Inc. (collectively, the "Debt

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Agreements"). The Debt Agreements restrict the activities and investments by
GNA, GAC and NAC. GNA believes that the application of remarketing proceeds to the development of alternative sources of power as described herein is consistent with its Debt Agreements and is the best alternative available for enabling GNA and its subsidiaries ultimately to retire its senior and subordinated debt.

      In order to develop power to benefit GNA, GAC and NAC, Wilcox has formed Northwest Energy Development, LLC ("Northwest Energy"). The development of the Power Projects requires substantial third-party financing. To facilitate that financing, Wilcox intends to create separate limited liability companies to own each Power Project (the "Project Companies"). The following Project Companies have been formed to date: GNA Energy, LLC (to own the LM6000s to be sited at Goldendale); Westward Energy, LLC (to own the Summit/Westward Project); and Northwestern Wind Power, LLC (to own the Oregon wind projects). During the development stage, the sole owner of each Project Company will be Northwest Energy, and Wilcox will be the manager of each Project Company. Westward Energy has contracted with Summit Power NW, LLC for the development of the Summit/Westward Project.

      This Plan and Agreement sets forth the basic agreement between the parties with respect to developing the Power Projects for the sole benefit of GNA and its subsidiaries and the use of designated remarketing proceeds to support the development. Some aspects will require additional detailed contracts, to be negotiated consistent with this basic Plan and Agreement. The parties to this Plan and Agreement agree to enter into such further agreements (including power purchase and sale agreements) and modifications of this Plan and Agreement as reasonably may be required to facilitate development of the Power Projects while protecting the interests of GNA and its subsidiaries.

AGREEMENT


1. Northwest Energy and Wilcox as its Manager shall devote their commercially reasonable best efforts to the planning, licensing, siting, financing, acquisition and/or construction of some or all of the Power Projects identified in this Agreement, with Northwest Energy's economic interests in such Power Projects to be owned by the Project Companies.

2. Wilcox, as manager and owner of Northwest Energy and as manager of each Project Company, and Northwest Energy, on behalf of itself and each Project Company, agrees to contract with GAC and NAC as follows:

      (a) GAC and/or NAC will have the right, but not the obligation, to purchase 100% of the power produced by the power generation facilities owned by Northwest Energy and the Project Companies for a period commencing on commercial

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            operation of the projects and ending 20 years thereafter. Any decision by GAC or NAC not to purchase power from Northwest Energy shall be consistent with their commitment to (i) ensure the continued viability of the smelters, (ii) maintain long-term employment of USWA-represented and other employees and (iii) service and repay, when due, all indebtedness. The parties periodically will consult with the USWA on their power supply strategies.

      (b) Purchases by GAC or NAC of power produced by plants owned by the Project Companies shall be at the Project Company's cost of production (such cost to be limited to fuel, direct O&M, cost of financing, distributions necessary to pay taxes and reasonable general and administrative expenses determined on an arm's-length basis).

      (c) GAC and NAC shall have the right to remarket the power purchased by them under the power purchase contracts, whether to third parties at market rates or to one another at cost. Upon such remarketing, any excess of proceeds over amounts due for the power at cost as provided in paragraph (b) above (which shall be paid to the Project Company) shall be either paid to GAC or NAC (if permitted by the relevant project financing and elected by them) or paid to the Project Company to be used to pay project financing and other costs (thereby reducing the future cost of power from the Project Company to NAC and GAC) and thereby credited against future purchases by GAC or NAC.

      (d) Any power not purchased by GAC or NAC shall be sold by the Project Company at market rates and the proceeds applied against the cost of production of the power, including project debt.

      (e) Power sales from Project Companies shall be effected through third parties if necessary to comply with federal or state law. It is anticipated that a power marketing company will be formed to legally effect these sales and the sales of excess power to third parties. Contracts involving any such power marketing company shall be consistent with the terms outlined above in subparagraphs (a) - (d).

      (f) During the term of the power purchase agreements Northwest Energy shall not make distributions in respect of its ownership interests other than to pay pass-through federal, state and other taxes attributable to the activities of Northwest Energy and the Project Companies owned by it.

3. To support the development of the Power Projects, (i) NAC designates Northwest Energy its designee for development and will direct BPA to pay NAC Net Proceeds (as that term is defined in the Remarketing Agreement) to Northwest Energy, as NAC's designee, in an amount up to $10 million and
      (ii) GAC designates Northwest Energy its

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      designee for development and will direct BPA to pay GAC Net Proceeds (as that term is defined in the Remarketing Agreement) to Northwest Energy, as GAC's designee, in an amount up to $15 million, in each case to pre-fund or reimburse Qualified Expenditures (as defined in the Remarketing Agreement) with respect to the Power Projects.

4. To permit financing of the Power Projects on the most advantageous terms possible, Northwest Energy, in each case subject to the approval of GNA with respect to the direct or indirect commitment of remarketing proceeds exceeding $10 million, may from time to time request BPA to guarantee or otherwise provide credit support, in varying amounts, subject to an overall cap not to exceed $200 million, of third party revolving debt, or to enter into other arrangements with similar economic effect ("BPA Credit Support") to support loans to Northwest Energy to fund development of the Power Projects. Northwest Energy agrees to use the proceeds of such borrowings solely for, or to pay Qualified Expenditures in connection with, the initial development of the Power Projects, and to use commercially reasonable best efforts to seek permanent financing unsupported by such guarantees at the earliest possible opportunity. BPA may treat proceeds of remarketing under the Remarketing Agreement in an amount equal to 110% of the face amount of its guaranty, to be allocated between GAC Net Proceeds and NAC Net Proceeds as agreed by the parties, as unavailable to fund Qualified Expenditures for so long as BPA is obligated under the BPA Credit Support. GNA's approval of Northwest Energy's request for credit support, as described above, may be conditioned upon its determination that remarketing proceeds remaining available to GNA and its subsidiaries will be sufficient to continue operations, provide employment benefits and meet all debt service requirements.

5. If Northwest Energy has not developed at least 484 MW of operational resources providing power to the Smelters by October 1, 2006, Northwest Energy shall pay GAC and NAC, respectively, liquidated damages in an amount equal to the product of (i) the percentage by which actual firm energy available to the Smelters as of October 1, 2006 is less than 484 MW times (ii) the amount of the GAC Net Proceeds or NAC Net Proceeds paid by BPA to Northwest Energy to support development of the Power Projects. If requested by GAC or NAC, Northwest Energy will secure its conditional obligation to pay liquidated damages with a security interest in its assets, including its member interests in its Project Companies; provided, however, that GAC and NAC, as applicable, shall release or subordinate such security interests in connection with project financing of each of the Project Companies required by the project lender as a condition to providing takeout, interim or permanent financing unsupported by remarketing proceeds or guarantees with respect thereto and upon repayment by the Project Company to Northwest Energy of all loans and other advances by Northwest Energy to the Project Company.

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6.    Northwest Energy shall periodically report to GNA and the USWA on the status of the Power Projects, shall provide all information concerning the Power Projects reasonably requested by GNA and the USWA and shall consult with the USWA concerning any material changes to this plan.


      This Agreement has been duly authorized by the undersigned. The effective date of this Agreement is February 20, 2001.


                                        Golden Northwest Aluminum, Inc.

                                        By: /s/ WILLIAM R. REID
                                            ------------------------------------
                                              Date: May 8, 2001


                                        Goldendale Aluminum Company

                                        By: /s/ WILLIAM R. REID
                                            ------------------------------------
                                              Date: May 8, 2001


                                        Northwest Aluminum Company

                                        By: /s/ WILLIAM R. REID
                                            ------------------------------------
                                              Date: May 8, 2001


                                        Northwest Energy Development, LLC

                                        By: /s/ Brett Wilcox
                                            ------------------------------------
                                              Manager
                                              Date: May 8, 2001

Approved:
                               United Steel Workers of America


                               By: /s/
                                       -----------------------------------------
                               Date: May 8, 2001

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